Exhibit 10.29

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is made this 16th day of December, 2016. effective December 15, 2016 (the “Effective Date”) by and between BRIGHT MOUNTAIN, LLC, a Florida limited liability company (the “Company”), with its principal place of business located at 6400 Congress Avenue, Suite 2050, Boca Raton, FL 33487 and PEDRO SOSTRE III, an individual (the “Service Provider”), with his home address located at 20120 SW 113 Place, Miami, FL  33189.

R E C I T A L S

WHEREAS, pursuant to the terms and conditions of that certain Asset Purchase Agreement dated December 16, 2016. effective December 15, 2016 (the "Asset Purchase Agreement") by and among Bright Mountain Media, Inc., a Florida corporation and the parent company of the Company ("Bright Mountain"), the Company, Sostre Enterprises, Inc., a Florida corporation (the "Seller"), the Service Provider and James Love ("Love"), the Company effective December 15, 2016 acquired certain assets of the Seller utilized in the operation of its Black Helmet apparel division ("Black Helmet Business").

WHEREAS, the Service Provider is the sole shareholder, officer and director of the Seller and in such roles has been instrumental in the operation of the Black Helmet Business.

WHEREAS, in order to ensure the uninterrupted continuity of the operations of the Black Helmet Business following the closing of the Asset Purchase Agreement, the Company desires to retain the Service Provider to provide certain services to it as hereinafter set forth.

WHEREAS, the Service Provider desires to provide such services to the Company in accordance with the terms and conditions contained hereinafter.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Services.  During the Term of this Agreement, the Service Provider is hereby retained by the Company to provide certain services to the Company as may be reasonably determined by the Chief Executive Officer of the Company including, but not limited to:

(a)

manage the www.blackhelmetapparel.com website acquired by the Company under the terms of the Asset Purchase Agreement (the "Black Helmet Website"), including, but not limited to: (i) editing, revising, updating or creating new content; (ii) creating graphic elements; (iii) page search engine optimization; (iv) regular updating and management of content and links; (v) ensuring compatibility of updates with current website layout; (vi) monthly website and database backups; and updating of inventory management software ;

(b)

facilitating the ordering of products for sale on the Black Helmet Website including maintaining economically sensible inventory levels;

(c)

in conjunction with Love, and in conformity with the Company's policies, author, post and update the Black Helmet Business' social media sites; and

(d)

such additional related services as the Company may reasonably request from time to time ( collectively, the "Services").

The Service Provider shall provide such Services as reasonably requested by the Company during the Term of this Agreement; provided, however, that the Service Provider shall devote a minimum of thirty (30) hours per week to the provision of the Services hereunder, such hours to be allocated as mutually agreed upon by the Company and the Service Provider. The Service Provider shall make himself reasonably available to the Company via cell phone, email or text during normal business hours Monday through Friday, and shall use his reasonable best efforts to promptly respond to all such phone calls, texts or emails.  The Service Provider shall make himself available for in-person meetings with the Company from time to time, generally on a monthly basis, at a place to be mutually determined by the parties hereto.  The Service Provider shall have wide latitude and discretion in determining how to best perform the Services.  Notwithstanding the foregoing, the Service Provider shall make himself available at any time as is deemed necessary by the Company in the event of an interruption in the operation, service, accessibility or usability of the Black Helmet Website or such other matters of a material nature which adversely impacts the use or operation of the Black Helmet Website.  Unless otherwise agreed to by the Company, all Services hereunder shall be performed solely by the Service Provider and at such locations as the parties shall mutually agree upon.

2.

Term.  The term of this Agreement shall commence on the Effective Date as set forth above and end on the three (3) year anniversary of the Effective Date (the “Expiration Date”), unless sooner terminated pursuant to Section 5 hereof (the "Term").

3.

Compensation.

(a)

Base compensation.  As compensation for the Services during the Term of this Agreement, the Service Provider shall receive on a monthly basis the amount of Six Thousand Two Hundred Fifty dollars ($6,250.00), payable in arrears on the fifteenth (15th) day of each calendar month, or the next business day immediately thereafter, should the fifteenth (15th) day fall on a weekend or federally recognized holiday.

(b)

Additional compensation.  The Service Provider shall be entitled to receive additional compensation based upon the achievement of certain goals as set forth on Exhibit A attached hereto and incorporated herein by such reference, to be paid pursuant to the payment terms contained in Exhibit A.

4.

Expenses.  The Service Provider shall be responsible for all expenses incurred by him in the performance of the Services hereunder (unless such expenses shall be pre-approved by the Company) and he is not entitled to a reimbursement by the Company for any such expenses incurred by him in the performance of his duties hereunder; provided, however, should the Service Provider be requested to travel on the Company's behalf, the Company shall pay all reasonable travel expenses of Service Provider upon prior agreement of the parties.

5.

Termination.  This Agreement may be terminated prior to the Expiration Date by:

(a)

either party upon an Event of Default;

(b)

by the Company upon the death of the Service Provider;

(c)

by the Company upon the Disability of the Service Provider;

(d)

by the Company if the Service Provider engages in fraud or dishonesty perpetrated upon the Company and/or any of its affiliates;

(e)

by the Service Provider if the Company engages in fraud or dishonesty perpetrated upon the Service Provider; or

(f)

by either party without cause upon six (6) months' written notice to the other party.  During such notice period, the Service Provider shall continue to provide the Services to the Company pursuant to the terms of this Agreement.  In the event either party terminates this Agreement without cause on or prior to December 15, 2017, such terminating party will pay the other party fifty thousand dollars ($50,000) as liquidated damages resulting from such early termination.

When used herein, an "Event of Default" shall include a party’s failure to perform or abide by any material term of this Agreement and the failure to cure the same within five (5) business days following receipt of written notice of such failure, and "Disability" shall mean that the Service Provider is unable, due to physical or mental condition, to perform the Services to be performed by him under this Agreement for a period of more than thirty (30) business days.  Upon any termination of this Agreement prior to the Expiration Date, the Service Provider shall only be entitled to compensation through the date of termination.  In the event the Net Sales for calendar 2019 set forth on Exhibit A are achieved subsequent to the Expiration Date, and providing that this Agreement had not been earlier terminated, the Service Provider shall be entitled to earn the bonus for calendar 2019.

6.

Representations and Warranties of the Service Provider.  As a material inducement for the Company to enter into this Agreement, the Service Provider represents and warrants to the Company and Bright Mountain as follows:

(a)

he is free to enter into this Agreement and to perform each of its terms and covenants hereunder;

(b)

he is not restricted nor prohibited, contractually or otherwise, from entering into and performing this Agreement, and his performance of this Agreement, and the receipt of compensation hereunder, is not a violation or breach of any federal, state or local order, law or regulation of any governmental body, or a violation or breach of any agreements between the Service Provider and any other person or entity; and

(c)

this Agreement is a legal, valid and binding agreement of Service Provider, enforceable in accordance with its terms.

7.

Non-Interference.  The Service Provider undertakes that, during the Term of this Agreement and for a period of twenty-four (24) months thereafter, he will not, directly or indirectly (whether as an individual, sole proprietor, partner, stockholder director, officer, employee or in any other capacity as principal or agent), do any of the following:

(a)

hire, or attempt to hire, for employment any person who is or was an employee of the Company or any of its affiliates within the six-month period prior to the date of termination of this Agreement, or attempt to influence any such person to terminate its employment by the Company or any such affiliate;

(b)

in any other manner interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and its affiliates, on the one hand, and any of their respective employees, on the other hand, or disparage the business or reputation of the Company or its affiliates to any such persons;

(c)

solicit, service or accept any actual or prospective accounts, clients or customers of the Company or its affiliates who were such at any time during the term of this Agreement to sell or offer such accounts, clients or customers products competitive with those of the Business Activities (as that term is defined in the Asset Purchase Agreement);

(d)

influence or attempt, directly or indirectly, to influence any of the accounts, customers or clients to transfer their business or patronage from the Company or any of its affiliates to any other person or company engaged in similar business;

(e)

assist any person or company soliciting, servicing or accepting any of the accounts, customers or clients of the Company or any of its affiliates; or

(f)

in any other manner interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of its affiliates, on the one hand, and any of the customers or clients, on the other hand, or any other person, or disparage the business or reputation of the Company or any of its affiliates to any such person.

If any court of competent jurisdiction shall at any time deem the term of any of the covenants and undertakings of the Service Provider under this Section 7 herein to exceed permissible limits, the other provisions of Section 7 shall nevertheless stand, and the impermissible limits shall be deemed to be the maximum limitation permissible by law under the circumstances.  The court in each chase shall reduce the covenant or undertaking to the least extent necessary.

Without intending to limit the remedies available to the Company and its affiliates, the Service Provider agrees that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company and its affiliates shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Service Provider from engaging in activities prohibited by Section 7 or such other relief as may be required specifically to enforce any of the covenants in such section.  Such injunctive relief in any court shall be available to the Company and its affiliates in lieu of, prior to or during the course of any other proceeding.

8.

Confidentiality.

(a)

In connection with the performance of the Services contemplated by this Agreement, the Service Provider may gain access to Confidential Information (as hereinafter defined) of the Company.  Confidential Information includes information communicated orally, in writing, by electronic or magnetic media, by visual observation, or by other means, and may be marked confidential or proprietary, or bear a marking of like import, or which the Company states to be confidential or proprietary, or which would logically be considered confidential or proprietary under circumstances of its disclosure known to Service Provider. No rights or licenses to trademarks, inventions, copyrights, patents or any other intellectual property rights are implied or granted under this Agreement or by the conveying of Confidential Information to Service Provider.

(b)

The Service Provider acknowledges and understands that: (i) Confidential Information provides the Company with a competitive advantage (or that could be used to the disadvantage of the Company by a competitor); (ii) the Company has a continuing interest in maintaining the confidentiality of Confidential Information; and (iii) the Company has a compelling business interest in preventing unfair competition stemming from the use or disclosure of Confidential Information.

(c)

For purposes hereof, “Confidential Information” includes, but is not limited to, information pertaining to (i) business plans, joint venture agreements, licensing agreements, financial information, contracts, customers, products, specifications, plans, drawings, prototypes, processes, methods, research, development or other information relating to the business activities and operations of the Company and its affiliates; (ii) patents, patent applications, patent disclosures and inventions; (iii) trademarks, service marks, trade dress, trade names, URL's, designs, artwork, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, including, but not limited to, any such rights as were developed pursuant to is Agreement; (iv) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (v) mask works and registrations and applications for registration thereof; (vi) computer software, data, data bases and documentation thereof; (vii) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (vii) other intellectual property rights; and (ix) copies and tangible embodiments thereof (in whatever form or medium); and in all instances, Confidential Information includes any intellectual property rights acquired by the Company under the terms of the Asset Purchase Agreement.

(d)

The Service Provider agrees to keep Confidential Information confidential and, except as authorized by the Company, in writing, Service Provider shall not, directly or indirectly, use Confidential Information for any reason except to perform the Services under this Agreement.  The Service Provider acknowledges that such Confidential Information could be deemed to be material non-public information that is not generally available to the public.  The Service Provider further acknowledges his understanding that federal securities laws strictly prohibit any person who obtains inside information, and has a duty not to disclose it such as the Service Provider, from using the information in connection with the purchase or sale of securities.

(e)

The restrictions in subsection (d) of this Section shall not apply to any Confidential Information if Service Provider can demonstrate that the Confidential Information: (i) is or becomes available to the public through no breach of this Agreement; (ii) was previously known by Service Provider without any obligation to hold it in confidence; (iii) is received from a third party free to disclose such information without restriction; (iv) is independently developed by Service Provider without the use of the Confidential Information; (v) is approved for release by written authorization of the Company; (vi) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or (vii) is disclosed in response to a valid order of a court or lawful request of a governmental agency, but only to the extent of and for the purposes of such order or request, provided that Service Provider notifies the Company of the order or request ten (10) days prior to disclosure and permits the Company to seek an appropriate protective order.

9.

Independent Contractor.  The Service Provider acknowledges and agrees that he shall be an independent contractor and the Service Provider shall not be considered an “employee” of the Company for any purpose. The Service Provider has no right to bind the Company or any of its affiliates.  The Service Provider shall be solely responsible for the payment of all foreign, federal, state and local sales taxes, use taxes, value added tax, withholding taxes, income tax, unemployment and workers’ compensation insurance premiums, and similar taxes and charges of any kind with respect to his compensation and the Services provided under this Agreement.

10.

Inventions.

(a)

If at any time or times prior to, during the Term of this Agreement or during the two-year period following the termination of this Agreement (either alone or with others) the Service Provider makes, conceives, creates, discovers, invents or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret, or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection (each, an “Invention”) that (i) relates to the business of Company or any of its affiliates or any customer of or supplier to Company or any of its affiliates or any of the products or services being developed, manufactured or sold by Company or any of its affiliates or which may be used in relation therewith; or (ii) results from tasks assigned to Service Provider by the Company or any of its affiliates under the terms of this Agreement or otherwise; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by Company or any of its affiliates, then all such Inventions and the benefits thereof are and shall immediately become the sole and absolute property of Company or its affiliates, as the case may be, and their respective assigns, as works made for hire; provided however, that the foregoing shall not apply to the Proprietary Software (as that term is defined in the Asset Purchase Agreement).  The Service Provider hereby agrees that he shall promptly disclose to Company (or any persons designated by it) each such Invention.  The Service Provider hereby assigns all rights (including, but not limited to, rights to any inventions, patentable subject matter, copyrights and trademarks) he may have or may acquire in the Inventions and all benefits and/or rights resulting therefore to Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to Company.

(b)

The Service Provider hereby agrees to, during the Term of this Agreement and at any time thereafter, at the request and cost of Company, promptly sign, execute, make and do all such deeds, documents, acts and things as Company and its duly authorized officers may reasonably require:

(i)

to apply for, obtain, register and vest in the name of Company or its affiliates, alone (unless Company otherwise directs), patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to an Invention and when so obtained or vested to renew and restore the same; and

(ii)

to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings, petitions or applications for revocation of any such patent, copyright, trademark or other analogous protection.

(c)

If Company or its affiliates are unable, after reasonable effort, to secure the Service Provider’s signature on any application for patent, copyright, trademark or other analogous registration or other documents related to the Black Helmet Business and/or the Services to be provided hereunder regarding any legal protection relating to an Invention, whether because of the Service Provider’s physical or mental incapacity or by any other reason whatsoever, the Service Provider hereby irrevocably designates and appoints Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by the Service Provider.

11.

Return of Documents.  On termination of this Agreement or at any time upon the request of Company, Service Provider shall return to Company all documents, including all copies thereof, and all other property relating to the business of Company and/or its affiliates, including without limitation, the Confidential Information (as hereinafter defined), in his possession or control.

12.

Amendment or Assignment.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge or change is sought.  This Agreement is not assignable by the Service Provider without the prior written consent of the Company, which such consent may not be forthcoming.

13.

Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

14.

Notices.  All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by facsimile (which is confirmed), e-mail or other electronic means, by overnight air courier or by certified or registered mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by facsimile, e-mail or other electronic means calculated to arrive on any business day prior to 5:00 p.m., New York time, or on the next succeeding business day if delivered on a non-business day or after 5:00 p.m., New York time, (b) one (1) business day after having been delivered to a nationally-recognized courier for overnight delivery (with written confirmation of delivery), or (c) three (3) business days after having been deposited in the mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their assignees at the addresses hereinabove set forth (or at such other address as shall be given in writing by a party hereto).

15.

Entire Agreement.  This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein.  All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

16.

Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

17.

Severability.  The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision.  In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

18.

Governing Law. This Agreement shall become valid when executed and accepted by Company. This Agreement shall be construed in accordance with the laws of the State of Florida, without an application of the principles of conflicts of laws.  Anything in this Agreement to the contrary notwithstanding, the Service Provider shall conduct the Service Provider's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Service Provider is located.

19.

Enforcement.  Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Palm Beach County in the State of Florida.  The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Palm County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Palm Beach County, Florida has been brought in an inconvenient form.

20.

Binding Nature, No Third Party Beneficiary.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.  This Agreement is not assignable by the Service Provider without the prior written consent of the Company.

21.

Counterparts.  This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures.  All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart. A copy of an executed counterpart signature page signed by a party may be delivered by facsimile or other electronic transmission and, upon such delivery, a print out of the transmitted signature of such party will have the same effect as if a counterpart of this Agreement bearing an original signature of that party had been delivered to the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BRIGHT MOUNTAIN LLC

By:	/s/ W Kip Speyer
W. Kip Speyer, President

/s/ Pedro Sostre III
Pedro Sostre III